Exhibit 99.1

For Immediate Release

Cleantech Solutions International Reports Third Quarter 2016 Results

Wuxi, Jiangsu Province, China – November 15, 2016 – Cleantech Solutions International, Inc. (“Cleantech Solutions” or “the Company”) (NASDAQ: CLNT) today announced its financial results for the three and nine months ended September 30, 2016.

“In the third quarter of 2016, China continued to face economic headwinds along with limited availability of credit. This, combined with government actions requiring textile manufacturers in Zhejiang province to temporarily cease operations in order to improve air quality ahead of the G20 Summit held in Hangzhou this September of 2016, further suppressed demand in our core dyeing equipment segment resulting in fewer orders for the quarter. Furthermore, our forged rolled rings and related components saw another period of declining revenue and operating losses and we generated no revenue in the quarter from the petroleum and chemical equipment segment. In view of their performance thus far in 2016, we are evaluating the viability of both segments on an ongoing basis,” said Mr. Jianhua Wu, Chairman and CEO of Cleantech Solutions. “During the quarter, we reached a settlement over a contract dispute with a former customer in the petroleum and chemical segment and made a payment of approximately $5.6 million to resolve this matter. With this issue behind us, we can now focus our attention on our core dyeing machine business and pursuing other strategic opportunities to help improve the long-term prospects of the Company.”

Third Quarter 2016 Results

Revenue for the third quarter of 2016 decreased by 66.9% to $4.0 million, compared to $12.0 million for the same period of 2015.

The Company experienced a significant decline in sales of forged rolled rings and related components to customers in the wind power and other industries and to dyeing and finishing equipment customers compared to the comparable quarter last year. Furthermore, the Company had no sales of equipment to customers in the petroleum and chemical industries and currently has no orders for these products. As previously reported, the Company lost its largest customer for 2015, which was in the petroleum and chemical equipment segment, which claimed that the Company breached its obligations under the purchase order.

●	Revenue from the dyeing and finishing equipment segment decreased by 52.8% to $4.0 million, compared to $8.4 million for the third quarter of 2015. The decrease was primarily related to the challenging economic conditions and limited availability of credit in China. In addition, the business was also affected by government actions requiring textile manufacturers in Zhejiang province to temporarily cease operations in order to improve air quality ahead of the G20 Summit which took place in Hangzhou this September of 2016. Additionally, the Company experienced a slowdown in shipments of its low-emission airflow dyeing machines as many companies in the dyeing industry had already upgraded to new models and did not require additional equipment, and orders for new low-emission airflow dyeing machines slowed down in 2016.

●	Revenue from the sale of forged rolled rings and related products to the wind power and other industries fell by 97.7% to $32,000 compared with $1.4 million for the comparable period of the prior year. The significant decrease was mainly due to reduced demand for construction of wind power facilities, which was the Company’s principal customer base during the quarter, due to the effects of lower oil and gas prices and the continuing tightness of credit China.

●	The Company had no revenue from sales of equipment to customers in the petroleum and chemical industries, compared to $2.2 million for the comparable period last year. Revenue in this segment is highly dependent upon the Company’s ability to sell to a very small number of Chinese petrochemical companies, whose purchasing policies affect both revenue and gross margin for this segment. In December 2015, the Company received a notice of contract termination in writing from the Company’s largest customer in 2015 that alleged breach of contract for late delivery of product and for delivery of product with quality defects. In the third quarter of 2016, the contract dispute was resolved and the Company made the payment of approximately $5.6 million to this customer. The Company does not expect any further revenues from this customer in the future.

Gross profit for the third quarter of 2016 was $0.5 million, compared to gross profit of $2.0 million for the same period in 2015. Gross margin was 12.8% during the third quarter of 2016 compared to 16.6% for the same period a year ago. The decline in gross margin for the third quarter of 2016 was primarily attributable to a decline in gross margin from the dyeing and finishing equipment segment due to reduced scale of operations, which is reflected in the allocation of fixed costs, mainly consisting of depreciation, to cost of revenues, as well as lower selling prices in order to compete with other airflow dyeing machinery providers and a slight increase in raw material costs.

Operating expenses increased 12.8% to $0.8 million, compared to $0.7 million in the comparable period last year. The increase was primarily due to higher depreciation and research and development expenses, which were partially offset by decreases in selling, general and administrative expenses associated with reductions in personnel and stricter cost controls.

Loss from operations was $0.3 million, compared to operating income of $1.3 million in the same period of 2015.

Net loss for the third quarter of 2016 was $0.4 million, or $(0.07) per basic and diluted share, compared to net income of $0.9 million, or $0.23 per basic and diluted share, in the third quarter of 2015.

Nine Month Results

For the nine months ended September 30, 2016, revenue was $13.0 million compared to $42.9 million in the first nine months of 2015. Gross profit was $0.9 million, down from $7.8 million in the first nine months of 2015. Gross margin was 7.1%, compared to 18.1% in the first nine months of 2015.  Operating loss was $1.6 million compared to operating income of $4.8 million in the first nine months of 2015. Net loss for the first nine months of 2016 was $1.9 million, or $(0.41) per basic and diluted share, compared to net income of $3.4 million, or $0.86 per basic and diluted share, in the first nine months of 2015.

Financial Condition

As of September 30, 2016, Cleantech Solutions held cash and cash equivalents of $11.9 million compared to $18.8 million at December 31, 2015. Accounts receivable were $15.7 million compared to $15.8 million at December 31, 2015. Inventories were $3.0 million compared to $1.8 million at December 31, 2015. The Company had $2.9 million in short-term bank loans payable at September 30, 2016, down slightly from $3.1 million at December 31, 2015. Working capital was $25.9 million at September 30, 2016 compared to $24.9 million at December 31, 2015. Stockholders’ equity was $77.5 million at September 30, 2016.

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In the first nine months of 2016, the Company used $4.6 million in cash flow from operations, primarily due to losses for the period and the payment of the $5.6 million accrued liability associated with the resolution of the aforementioned contract dispute. The Company used $2.4 million in cash flow from investing activities, primarily due to the purchase of patent technology use rights covering ozone-ultrasonic textile dyeing equipment.

Business Outlook

“Although we expect challenging conditions in China to persist, we are focused on improving the competitive position of our core dyeing machine business. Our R&D team is making progress on next generation dyeing and finishing equipment based on our recently acquired ozone-ultrasonic patent technology. This new equipment will reduce energy consumption and emissions even more than our existing environmentally friendly airflow dyeing machines, and we expect it to be well received by textile manufacturers in China and Southeast Asia when we introduce it next year,” Mr. Wu concluded.

About Cleantech Solutions International

Cleantech Solutions, through its affiliated companies and subsidiaries, manufactures and sells textile dyeing and finishing machines and sells forged products and fabricated products to a range of clean technology customers including high precision forged rolled rings and related components.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary and affiliated companies. These forward looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website, including factors described in "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Form 10-K for the year ended December 31, 2015 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Form 10-Q for the quarter ended September 30, 2016. All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

Company Contacts:

Cleantech Solutions International, Inc.

Ryan Hua, Vice President of Operations

E-mail: ryanhua@cleantechsolutionsinternational.com

+86-510-8339-7559

Web: www.cleantechsolutionsinternational.com

Compass Investor Relations

Elaine Ketchmere, CFA

Email: eketchmere@compass-ir.com

+1-310-528-3031

Web: www.compassinvestorrelations.com

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CLEANTECH SOLUTIONS INTERNATIONAL, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015

REVENUES	$3,977,592	$12,025,433	$12,958,359	$42,862,498

COST OF REVENUES	3,470,292	10,023,347	12,032,048	35,094,790

GROSS PROFIT	507,300	2,002,086	926,311	7,767,708

OPERATING EXPENSES:
Depreciation	271,991	160,564	806,864	672,656
Selling, general and administrative	430,634	537,601	1,496,370	2,206,587
Research and development	111,840	23,935	196,478	81,195

Total Operating Expenses	814,465	722,100	2,499,712	2,960,438

(LOSS) INCOME FROM OPERATIONS	(307,165)	1,279,986	(1,573,401)	4,807,270

OTHER INCOME (EXPENSE):
Interest income	9,074	11,633	31,057	30,150
Interest expense	(54,339)	(61,131)	(165,515)	(175,102)
Foreign currency transaction (loss) gain	(1)	-	175	(11)
Other (expense) income	(2)	-	391	-

Total Other Expense, net	(45,268)	(49,498)	(133,892)	(144,963)

(LOSS) INCOME BEFORE INCOME TAXES	(352,433)	1,230,488	(1,707,293)	4,662,307

INCOME TAXES	7,103	326,357	176,518	1,289,172

NET (LOSS) INCOME	$(359,536)	$904,131	$(1,883,811)	$3,373,135

COMPREHENSIVE LOSS:
NET (LOSS) INCOME	$(359,536)	$904,131	$(1,883,811)	$3,373,135

OTHER COMPREHENSIVE LOSS:
Unrealized foreign currency translation loss	(315,181)	(4,217,933)	(2,157,652)	(3,415,632)

COMPREHENSIVE LOSS	$(674,717)	$(3,313,802)	$(4,041,463)	$(42,497)

NET (LOSS) INCOME PER COMMON SHARE:
Basic	$(0.07)	$0.23	$(0.41)	$0.86
Diluted	$(0.07)	$0.23	$(0.41)	$0.86

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	5,188,443	3,943,725	4,593,558	3,939,486
Diluted	5,188,443	3,943,725	4,593,558	3,939,486

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CLEANTECH SOLUTIONS INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2016	2015
	(Unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$11,913,240	$18,790,370
Restricted cash	266,388	647,080
Notes receivable	115,453	132,497
Accounts receivable, net of allowance for doubtful accounts	15,716,179	15,823,859
Inventories, net of reserve for obsolete inventories	2,978,728	1,827,084
Advances to suppliers	1,028,939	1,038,884
Deferred tax assets	214,977	220,895
Prepaid expenses and other	858,043	992,055

Total Current Assets	33,091,947	39,472,724

PROPERTY AND EQUIPMENT, net	37,274,206	51,753,964

OTHER ASSETS:
Equipment held for sale	8,708,602	-
Intangible assets, net	5,584,027	3,382,071

Total Assets	$84,658,782	$94,608,759

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Short-term bank loans	$2,923,810	$3,081,332
Bank acceptance notes payable	194,921	647,080
Accounts payable	3,157,039	3,489,815
Accrued liability for claimed sale contract dispute	-	5,562,365
Accrued expenses	295,121	798,714
Advances from customers	408,956	433,050
VAT and service taxes payable	109,143	269,284
Income taxes payable	77,643	259,987

Total Current Liabilities	7,166,633	14,541,627

Total Liabilities	7,166,633	14,541,627

Commitments and contingencies

STOCKHOLDERS' EQUITY:
Preferred stock ($0.001 par value; 10,000,000 shares authorized; 0 share issued and outstanding at September 30, 2016 and December 31, 2015)	-	-
Common stock ($0.001 par value; 50,000,000 shares authorized; 5,236,486 and 3,943,986 shares issued and outstanding at September 30, 2016 and December 31, 2015, respectively)	5,236	3,944
Additional paid-in capital	35,268,521	33,803,333
Retained earnings	35,123,965	37,007,776
Statutory reserve	3,555,468	3,555,468
Accumulated other comprehensive income - foreign currency translation adjustment	3,538,959	5,696,611

Total Stockholders' Equity	77,492,149	80,067,132

Total Liabilities and Stockholders' Equity	$84,658,782	$94,608,759

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CLEANTECH SOLUTIONS INTERNATIONAL, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Nine Months Ended
	September 30,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(1,883,811)	$3,373,135
Adjustments to reconcile net (loss) income from operations to net cash (used in) provided by operating activities:
Depreciation	4,458,972	6,166,899
Amortization of intangible assets	107,918	71,966
Stock-based compensation and fees	582,740	285,560
Changes in operating assets and liabilities:
Notes receivable	13,679	(142,843)
Restricted cash	(4,037)	-
Accounts receivable	(320,591)	2,546,105
Inventories	(1,217,043)	250,193
Prepaid and other current assets	186,417	21,114
Advances to suppliers	(18,133)	(85,798)
Accounts payable	(242,558)	(168,462)
Accrued expenses	(5,927,351)	(487,275)
VAT and service taxes payable	(155,022)	(323,532)
Income taxes payable	(177,782)	(574,783)
Advances from customers	(12,664)	369,986

NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES	(4,609,266)	11,302,265

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of patent use rights	(2,431,892)	-
Purchase of property and equipment	(14,290)	(12,573)

NET CASH USED IN INVESTING ACTIVITIES	(2,446,182)	(12,573)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from bank loans	2,963,868	4,545,012
Repayments of bank loans	(3,039,865)	(4,382,690)
Decrease (increase) in restricted cash	372,384	(113,625)
(Decrease) increase in bank acceptance notes payable	(440,780)	113,625
Proceeds from sale of common stock	753,400	-

NET CASH PROVIDED BY FINANCING ACTIVITIES	609,007	162,322

EFFECT OF EXCHANGE RATE ON CASH AND CASH EQUIVALENTS	(430,689)	(615,575)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(6,877,130)	10,836,439

CASH AND CASH EQUIVALENTS - beginning of period	18,790,370	7,835,791
CASH AND CASH EQUIVALENTS - end of period	$11,913,240	$18,672,230

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for:
Interest	$165,515	$175,102
Income taxes	$164,182	$1,863,955

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Stock issued for future services	$76,340	$-
Stock issued for accrued liabilities	$54,000	$-

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